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                                                                Exhibit 1.A.(12)



                Description of Prudential's Issuance, Increases
                     in or Addition of Insurance Benefits,
                    Transfer and Redemption Procedures for
                  Variable Universal Life Insurance Contracts
                     Pursuant to Rule 6e-3(T)(b)(12)(iii)


                                      and


                      Method of Computing Adjustments in
                    Payments and Cash Surrender Values Upon
                     Conversion to Fixed Benefit Policies
                     Pursuant to Rule 6e-3(T)(b)(13)(v)(B)
                     -------------------------------------


This document sets forth the administrative procedures that will be followed by The Prudential Life Insurance Company of America ("Prudential") in connection with the issuance of its Variable Universal Life Insurance Contract ("Contract"), the increase in or addition of benefits, the transfer of assets held thereunder, and the redemption by Contract owners of their interests in said Contracts. The document also explains the method that Prudential will follow in making a cash adjustment when a Contract is exchanged for a fixed benefit insurance Contract pursuant to Rule 6e-3(T)(b)(13)(v)(B).


I.   Procedures Relating to Issuance and Purchase of the Contracts and to the
     ------------------------------------------------------------------------
     Increase in or Addition of Benefits
     -----------------------------------


A.   Premium Schedules and Underwriting Standards
     --------------------------------------------


The Contract has Flexible Premiums - no premiums are required to be paid by a certain date except for the minimum initial premium required to start the Contract. The minimum initial premium for the Contract, and the charges from the Contract Fund to reflect the cost of insurance, will not be the same for all owners. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each owner is charged a cost commensurate with the Insured's mortality risk as actuarially determined utilizing factors such as age, sex (in most cases), smoking status, health and occupation.
Uniform

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premiums or charges for all Insureds would discriminate unfairly in favor of those Insureds representing greater risks. However, for a given face amount of insurance, Contracts issued on insureds in a given risk classification will have the same minimum initial premium and charges.

The underwriting standards and premium processing practices followed by Prudential are similar to those followed in connection with the offer and sale of fixed-benefit life insurance, modified where necessary to meet the requirements of the federal securities laws.

B.   Application and Initial Premium Processing
     ------------------------------- ----------

Upon receipt of a completed application form from a prospective owner, Prudential will follow certain insurance underwriting (i.e., evaluation of risk)
                                                      -----
procedures designed to determine whether the proposed Insured is insurable. The process may involve such verification procedures as medical examinations and may require that further information be provided by the proposed Insured before a determination can be made. A Contract cannot be issued, i.e., physically issued
                                                         ----
through Prudential's computerized issue system, until this underwriting procedure has been completed.

These processing procedures are designed to provide immediate benefits to every prospective owner who pays the minimum initial premium at the time the application is submitted. Since a Contract cannot be issued until after the underwriting process has been completed, we will provide immediate insurance coverage through use of a Limited Insurance Agreement. This coverage is for the total death benefit applied for, up to the maximum described by the Limited Insurance Agreement.

The Contract Date is the date as of which the insurance age of the proposed Insured is determined. It represents the first day of the Contract year and therefore determines the Contract anniversary and also the Monthly dates. It also represents the commencement of the suicide and contestable periods for purposes of the Basic Insurance Amount.

Benefits begin to vary in accordance with the investment performance of the selected investment option(s) on the later of the Contract Date and the date the minimum initial premium is paid.

If the minimum initial premium is paid with the application and no medical examination is required, the Contract Date will

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ordinarily be the date of the application. If an unusual delay is encountered
(for example, if a request for further information is not met promptly), the Contract Date will be 21 days prior to the date on which the Contract is physically issued. If an examination is required, the Contract Date will ordinarily be the date the examination is completed, subject to the same qualification as that noted above.

If the premium paid with the application is less than the minimum initial premium, the Contract Date will be determined as described above. Upon receipt of the balance of the minimum initial premium, the total premiums received will be applied as of the date that the minimum initial premium was satisfied.

If no premium is paid with the application, the Contract Date will be the Contract Date stated in the Contract, which will generally be the date the minimum initial premium is received from the owner and the Contract is delivered.

There is one principal variation from the foregoing procedure.

If permitted by the insurance laws of the state in which the Contract is issued, the Contract may be back dated up to six months, provided that the backdating results in a lower insurance age for the Insured. In any event, the Contract may not be backdated before the product introduction date.

In situations where the Contract Date precedes the date that the minimum initial premium is received, charges due prior to the initial premium receipt date will be deducted from the initial premium.


C.   Premium Processing
     ------------------

Whenever a premium is received, Prudential will subtract the front-end charges. What is left will be invested in the selected investment option(s). Premiums other than those received prior to the Contract Date, will be invested (less front-end charges) as of the date received (or, if that is not a business day, as of the next business day).


D.   Reinstatement
     -------------

The Contract may be reinstated within five years after default (this period will be longer if required by state law). The Contract will not be reinstated if it was surrendered for its

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cash surrender value. A Contract will be reinstated upon receipt by Prudential of a written application for reinstatement, production of evidence of insurability satisfactory to Prudential and payment of at least (a) any amount required to bring the cash value to zero on the date the Contract went into default, plus (b) the deductions from the Contract Fund during the grace period following the date of default, plus (c) a premium that would be sufficient, after front-end charges, to cover the deductions from the Contract Fund for three Monthly dates starting on the date of reinstatement. In addition, any Contract debt (with interest to date) must be restored or paid back. If debt with interest exceeds the value of a loan that we would otherwise permit on the reinstated Contract, the excess must be paid back to Prudential at the time of reinstatement.

Except for any such loan repayments, Prudential will treat the amount paid upon reinstatement as a premium. It will deduct the front-end charges plus any amount required to bring the cash value to zero on the date the Contract went into default plus any deductions from the Contract Fund that would have been made during the grace period. The Contract Fund of the reinstated Contract will, immediately upon reinstatement, be equal to this net premium payment plus the part of any surrender charge (consisting of a deferred sales charge and a deferred administrative charge) deducted at the time of default which would have been charged if the Contract were surrendered immediately after reinstatement.

The reinstatement will take effect as of the Monthly date that coincides with or next follows the date Prudential approves the request for reinstatement.

There is an alternative to this reinstatement procedure that applies only if reinstatement is requested within three months after the Contract went into default. In such a case evidence of insurability may not be required and the amount of the required payment will be an amount Prudential estimates will keep the Contract inforce for three months from the date of default.


E.   Repayment of Loan
     -----------------

A loan made under the Contract may be repaid with an amount equal to the moneys borrowed plus interest which accrues daily at a fixed annual rate which depends on whether the loan is a "regular loan" or "preferred loan." A regular loan is available at any time and can equal up to the loan value (90% of the portion of the cash value attributable to the variable investment options and 100% of the balance of the cash value). The effective annual

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rate that we charge on regular loans is 5%. A preferred loan is available starting on the tenth Contract anniversary, and can equal up to the maximum amount that may still be borrowed (loan value less existing loans) less cost basis (subject to a minimum of zero, premiums paid less total withdrawals). The effective annual rate that we charge on preferred loans is 4.5%. A regular loan remains a regular loan - it will not automatically rollover when a preferred loan is available. However, any capitalization of interest on a regular loan will be treated as a preferred loan IF the conditions for a preferred loan are met.

When a loan is made, Prudential will transfer an amount equal to the loan from the investment option(s). While a loan is outstanding, the amount of Contract Fund attributable to the outstanding loans, whether they are regular loans or preferred loans, will be credited with interest at an annual rate of 4%. On each Monthly date, we will increase the portion of the Contract Fund in the investment options by interest credits accrued on the loan since the last Monthly date. Prudential thus will realize the difference between that rate and the fixed loan interest rate(s), which will be used to cover the loan investment expenses, income taxes, if any, and processing costs.

Upon repayment of Contract debt, the loan portion of the payment (i.e., not the portion of the payment for accrued interest which has not yet been made part of the loan) will be added to the investment option(s) using the investment allocation currently in effect for premium payments, as selected by the Contract owner. Prudential reserves the right to change the manner in which it allocates loan repayments.


F.   Increases in or Addition of Insurance Benefits
     ----------------------------------------------

After issue, Prudential may permit Owners to increase or add to the existing insurance amounts in a way similar to our new business procedures outlined above and in the prospectus.


II.  Transfers
     ---------

Currently, fifteen subaccounts are available for investment by Contract owners of The Prudential Variable Appreciable Account ("Account"), each of which is invested in shares of a corresponding portfolio of The Prudential Series Fund, Inc. or other such funds which we specify ("Funds"). The Funds are registered under the 1940 Act as open-end diversified management investment companies. In addition, a fixed-rate option is available.

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Provided the Contract is not in default, the owner may, up to twelve times in each Contract year, transfer amounts from one subaccount to another subaccount or to the fixed-rate option without charge. Additional transfers are subject to an administrative charge deducted from the Contract Fund of up to $25. Prudential currently charges $25. All or a portion of the amount credited to a subaccount may be transferred.

In addition, the entire amount of the Contract Fund may be transferred to the fixed-rate option during the first two Contract years, or at any time thereafter. Contract owners who wish to convert their variable contract to a fixed-benefit contract in this manner must request a complete transfer of funds to the fixed-rate option and should also change their allocation instructions regarding any future premiums.

Transfers among subaccounts will take effect at the end of the valuation period in which a proper transfer request is received at a Prudential Home Office. The request may be in terms of dollars, such as a request to transfer $5,000 from one subaccount to another, or may be in terms of a percentage reallocation among subaccounts. In the latter case, as with premium reallocations, the percentages must be in whole numbers.

Only one transfer from the fixed-rate option will be permitted during the Contract year and the maximum amount which may be transferred out of the fixed-rate option each year is the greater of (a) 25% of the amount in the fixed-rate option; and (b) $2,000. These limits are subject to change in the future. Prudential may waive these restrictions for limited periods of time in a non-discriminatory way.


III. "Redemption" Procedures: Surrender and Related Transactions
     -----------------------------------------------------------

A.   Surrender for Cash Surrender Value
     ----------------------------------

If the insured under a Contract is alive, Prudential will pay, within seven days, the Contract's cash surrender value as of the date of receipt at its Home Office of the Contract, a signed request for surrender, and any tax withholding information required under federal or state law. Prudential reserves the right to postpone paying that part of the cash surrender value that is to come from any variable investment option (provided by a separate account registered under the Investment Company Act of 1940) if; (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. Prudential reserves the right to postpone paying the remainder

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for up to six months. If this is done for more than thirty days, Prudential will pay interest at the rate of 3% a year. The Contract's cash surrender value is the Contract Fund, minus any surrender charge, consisting of a deferred sales charge and a deferred administrative charge, minus any Contract debt.

The deferred sales charge and deferred administrative charge are described in the prospectus. The deferred administrative charge is designed to recover the administrative expenses, such as underwriting expenses, incurred in connection with the issuance of a Contract. As a result, in the early months after issue, there may be no cash surrender value.

In lieu of the payment of the cash surrender value in a single sum upon surrender of a Contract, an election may be made by the owner to apply all or a portion of the proceeds under one of the fixed benefit settlement options described in the Contract. The fixed benefit settlement options are subject to the restrictions and limitations set forth in the Contract.


B.   Withdrawals from the Contract Fund
     ----------------------------------

A withdrawal from the Contract may be made only if the following conditions are satisfied. First, Prudential must receive a request for the withdrawal in a form that meets its need. Second, the cash surrender value after withdrawal may not be less than or equal to zero after deducting any charges associated with the withdrawal. Third, the amount withdrawn must be at least $500. Fourth, the basic insurance amount after withdrawal must be at least equal to the minimum basic insurance amount shown in the Contract. There is a fee of up to $25 for each withdrawal. We currently charge $10 for each withdrawal. An amount withdrawn may not be repaid except as a premium subject to the Contract charges.

Whenever a withdrawal is made, the death benefit payable will immediately be reduced by at least the amount of the withdrawal. This will not change the Basic Insurance Amount (minimum face amount specified in the Contract) under a Type B (variable) Contract. However, under a Type A (fixed) Contract, the resulting reduction in death benefit usually requires a reduction in the Basic Insurance Amount. No withdrawal will be permitted under a Type A (fixed) Contract if it would result in a Basic Insurance Amount less than the minimum Basic Insurance Amount of $250,000.

The Contract Fund is reduced by the sum of the cash withdrawn, any surrender charge resulting from the withdrawal, and the fee

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for the withdrawal. An amount equal to the reduction in the Contract Fund will be withdrawn from the investment options.


C.   Death Claims
     ------------

Prudential will pay a death benefit to the beneficiary at the insured's death if the Contract is in force at the time of that death. The proceeds will be paid within seven days after receipt at Prudential's Home Office of proof of death of the Insured and all other requirements necessary to make payment. State insurance laws impose various requirements, such as receipt of a tax waiver, before payment of the death benefit may be made.

Prudential reserves the right to postpone payment of that part of the proceeds that is to come from any variable investment option (provided by a separate account registered under the Investment Company Act of 1940) if; (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. Prudential reserves the right to postpone paying the remainder for up to six months.

In addition, payment of the death benefit is subject to the provisions of the Contract regarding suicide and incontestability. In the event Prudential should contest the validity of a death claim, an amount up to the portion of the Contract Fund in the variable investment options will be withdrawn, if appropriate, and held in Prudential's general account.

If the Contract is not in default, the amount Prudential will pay will be the death benefit determined as of the date of the Insured's death reduced by any Contract debt.

There may be an additional amount payable from an extra benefit added to the Contract by rider.

No death benefit is payable if the insured's death occurs past the grace period.

On any date, the death benefit under a Type A (fixed) Contract is the greater of
(1) the Basic Insurance Amount, and (2) the Contract Fund before deduction of any monthly charges due on that date, multiplied by attained age factors. These factors vary by the insured's attained age and are shown in the Contract.

On any date, the death benefit under a Type B (variable) Contract is the greater of (1) the Basic Insurance Amount plus the Contract Fund before deduction of any monthly charges due on that date, and (2) the Contract Fund before deduction of any monthly

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charges due on that date, multiplied by attained age factors. These factors vary by the insured's attained age and are shown in the Contract. For the purposes of this calculation, the Contract Fund will be considered to be zero if it is less than zero.

The proceeds payable on death also will generally include interest (at a rate determined by Prudential) from the date of death until the date of payment. However, state insurance laws may impose additional or different requirements.

Prudential will make payment of the death benefit out of its general account, and will transfer assets, if appropriate, from the Account to the general account in an amount up to the Contract Fund.

In lieu of payment of the death benefit in a single sum, an election may be made to apply all or a portion of the proceeds under one of the fixed benefit settlement options described in the Contract or, with the approval of Prudential, a combination of options. The election may be made by the owner during the Insured's lifetime, or, at death, by the beneficiary. An option in effect at death may not be changed to another form of benefit after death. The fixed benefit settlement options are subject to the restrictions and limitations set forth in the Contract.


D.   Default and Options on Lapse
     ----------------------------

The Contract can go into default if either (1) the Contract debt ever grows to be equal to or more than the cash value, or (2) on any Monthly date, the cash value is equal to or less than zero UNLESS it remains in force under the Death Benefit Guarantee. Monthly dates occur on the Contract Date and in each later month on the same day of the month as the Contract Date. The Death Benefit Guarantee will hold if the Contract has no excess Contract debt and if premiums accumulated at 4% less withdrawals accumulated at 4% are greater than or equal to values shown in the Contract (Limited Death Benefit Guarantee Values and Lifetime Death Benefit Guarantee Values).

The Contract provides for a grace period extending 61 days after the mailing date of the notice of default. The insurance coverage continues in force during the grace period, but if the Insured dies during the grace period, any charges due to the date of the death are deducted from the amount payable to the beneficiary.

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E.   Loans
     -----

The Contract provides that an owner may take out a loan at any time a loan value is available providing (1) the Contract is assigned to Prudential as the only security for the loan, (2) the Insured must be living, and (3) the resulting Contract debt must not be more than the loan value (90% of the portion of the cash value attributable to the variable investment options and 100% of the balance of the cash value).

The investment options will be debited in the amount of the loan on the date the loan is approved. The percentage of the loan withdrawn from each investment option will normally be equal to the percentage of the value of such assets held in the investment option unless otherwise requested and Prudential agreed. An owner may borrow up to the Contract's full loan value. The loan provision is described in the Contract and in the prospectus.

A loan does not affect charges. When a loan is made, the Contract Fund is not reduced, but the value of the assets relating to the Contract held in the investment option(s) is reduced. Accordingly, the daily changes in the cash surrender value will be different from what they would have been had no loan been taken. Cash surrender values, and possibly death benefits, are thus permanently affected by any Contract debt, whether or not repaid.

The guaranteed minimum death benefit is not affected by Contract debt. However, on settlement the amount of any Contract debt is subtracted from the insurance proceeds. If Contract debt ever becomes equal to or more than the cash value, all the Contract's benefits will end 61 days after notice is mailed to the owner and any known assignee, unless payment of an amount sufficient to end the default is made within that period.


IV.      Cash Adjustment Upon Exchange of Contract
         -----------------------------------------

As described previously, so long as the Contract is not in default, the Owner may transfer all amounts in the variable investment options into the fixed-rate option. This option is provided in lieu of the option to exchange to a comparable fixed benefit life insurance contract.

This option is also available following any increase in or addition of benefits under the Contract.

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